Exhibit 10.22

DATED 7th April 2005

RAFI (GB) LIMITED

and

MONOTYPE IMAGING LIMITED

LEASE

Unit 2, Perrywood Business Park, Salfords,

Redhill, Surrey. RHI 5DZ

GH Law

22 Barclay Road,

Croydon,

CR0 1JN

Tel : 020 8680 5095

Fax: 020 8760 9544

Ref : RJ/24128/RAFI

THIS LEASE made the 7th day of April 2005 BETWEEN the parties described in Part I of the Schedule hereto.

WITNESSETH that in consideration of the rents hereinafter reserved and of the covenants and conditions hereinafter contained:

1.

THE Lessor hereby demises unto the Lessee ALL THAT property described in Part II of the Schedule hereto TO HOLD unto the Lessee for the term and at the rent set forth in Part III of the Schedule hereto such rent to be paid by Direct Debit (if required by the Lessor at any time) by equal monthly payments in advance on the first day of each month the first payment being the proportionate part of the annual rent from the 7th day of April 2005 to the 6th day of April 2008 in each case the payment to be made without any deduction.

2.	THE Lessee hereby covenants with the Lessor as follows:

To pay rent

(A)	To pay the rent hereby reserved (together with any Value Added Tax on the rent) at the times and in manner aforesaid clear of all deductions.

To pay rates

(B)	To bear pay and discharge all rates taxes duties charges assessments impositions and outgoings whatsoever including gas electricity water rates and the contribution attributable to the premises payable to the Perrywood Business Park Maintenance Fund (whether parliamentary parochial local or any other description) which now are or may at any time hereafter be assessed charged imposed upon or payable in respect of the demised premises or any part thereof or the owner or occupier in respect thereof.

To repair

(C)

(i) Throughout the term to keep to repair uphold support maintain cleanse sustain amend, point and keep in no worse repair than as evidenced by a Schedule of Condition dated 21st December 1994 on the said premises and any additions thereto and the pavements, party and other walls, fences, vaults, sewers, drains, warehouses, pipes, pumps, and appurtenances thereof and all new buildings erected and Landlords fixtures therein (damage by fire and other risks that the Landlord shall have insured, excepted, save where the insurance money shall be irrecoverable in whole or in part in consequence of the act or default of the Tenant).

PICTURE

SCHEME E

Repair of Common Parts

(ii)	From time to time on demand by the Lessor to pay a fair share or proportion attributable to the demised premises of the cost of cleansing repairing renewing or maintaining any private road yard forecourt or passageway and any drains channels sewers pipes conduits wires and cables used in common by the demised premises and any adjoining or neighbouring land or premises. Such share or proportion to be determined by the Lessors Surveyors acting independently for the time being whose decision shall be final. Such proportion in case of default by the Lessee to be recoverable as a debt due from the Lessee together with interest them-on from the date of demand to the date of payment by the Lessee.

To comply with notices

(iii)	The Lessee will comply with all statutory and other provisions and regulations for the time being in force relating to the demised premises or to the business carried on thereon save for compliance with any requirements of a capital nature affecting the demised premises and observe or perform all relevant and lawful requirements of a competent authority required to be observed or performed by the Lessee or the occupier and will without delay transmit to the Lessor a copy of any notice order direction requisition or other thing issued or given by such authority and affecting or likely to affect the demised premises or any part thereof whether the same be served directly on the Lessee or upon any underlessees or any other person whatsoever. Where the notice is not served upon the Lessee who shall be unable to supply a copy it shall be sufficient if the Lessee informs the Lessor of such of the details of the notice as are in the possession of the Lessee. If (subject as aforesaid) any such notices require the execution of any works which the Lessee fails to effect within the time specified by the notice or any extension thereof the Lessor may enter upon the demised premises and execute such works and all expenses in so doing shall on the completion of the said works be a debt of the Lessee due on demand by the Lessor and recoverable as rent in arrear.

To paint

(D)	To paint with two coats of good quality paint in a proper and workmanlike manner all such parts of the outside wood iron and stucco or cement work of the demised premises and any additions thereto: as have been previously painted in the last year of the said term whether the same shall expire by effluxion of time or be determined by notice or otherwise howsoever and to paint with two coats of good quality paint and in a like manner all such parts of the inside of the demised premises as have been previously painted in the last year of the term hereby granted whether the same shall expire by effluxion of time or be determined by notice or otherwise howsoever and also will at the same time with every inside painting whitewash colour grain and varnish all such parts of the inside of the demised premises as have previously been whitewashed coloured grained and varnished.

To enter to inspect

(E)	To permit the Lessor and persons authorised by the Lessor with or without workmen and others at all reasonable times in the day time and upon appointment made (except in the case of emergency) to enter upon the demised premises for the purpose of examining the state and condition thereof and in case any defect or want of reparation shall appear the Lessee shall and will upon notice thereof in writing being given to the Lessee or left upon the demised premises cause the same to be repaired and amended within six calendar months next after the date of such notice AND if the Lessee shall not within three calendar months after the date of such notice commence well substantially and sufficiently to repair and amend the same accordingly it shall be lawful for the Lessor to enter upon the demised premises and execute such repairs and works and the cost thereof shall be repayable by the Lessee to the Lessor on demand and in default shall be recoverable as rent in arrear or in any other manner together with interest from the date of completion of the work to the date payment by the Lessee.

To enter to repair

(F)	To permit the Lessor and persons authorised by the Lessor with or without workmen in the day time upon reasonable notice given or at any time in case of emergency during the said term to enter upon the demised premises or any part thereof for the purposes of repairing any adjoining or adjacent premises PROVIDED THAT as little inconvenience as is reasonably practicable is caused to the Lessee and his business and any damage to the demised premises caused by the exercise of such right is made good as soon as reasonably practicable.

To offer for letting or sale

(G)	To permit the Lessor and the Lessors agents upon appointment made to enter into and upon the demised premises or any part or parts thereof accompanied by and in order to show the same to any person or persons who shall be interested in the purchase thereof (the names of all visitors being given to the Lessee prior to the appointment) or (during the last 6 months of the said term) shall wish to take a tenancy thereof And shall also permit the Lessor to affix notices and notice boards upon any parts of the demised premises that the same or any part or parts thereof are to be sold or (during the last 6 months of the said term) are to be let and not to remove or to interfere with such notices and notice boards.

User

(H)	Not to carry on or permit to be carried on upon the demised premises or any part thereof any offensive noisy noisome or dangerous trade business manufacture or occupation nor hold or permit to be held any sale by auction on the demised premises nor permit the same to remain unoccupied for longer than 6 consecutive months nor use the same nor allow the same to be used for any trade business manufacture or occupation other than set forth in Part IV of the Schedule hereto.

Inflammable goods

(I)	Not to bring store or keep at any time on the demised premises any inflammable explosive or dangerous merchandise goods or materials and nor to permit or suffer to be permitted on the demised premises anything which may cause or tend to cause any damage to the demised premises or which may be or tend to be or become a nuisance damage or substantial annoyance or inconvenience to the Lessor or to the occupiers of the adjoining or neighbouring premises or the neighbourhood or which may render void or voidable the fire insurance policy on the demised premises or whereby any increased premium may become payable or as a result of which the insurance may not be renewed at usual market rates if the demised premises or any neighbouring property shall be destroyed or damaged by any of the risks insured against by the Lessor under-the provision hereof and if the amount of any such insurance shall be wholly or partly irrecoverable by reason of any act neglect default or omission of the Lessee or the Lessees tenants agents servants licensees or invitees or any one deriving title through under or in trust for or acting on behalf of them or any of them the Lessee will forthwith on demand pay and make good to the Lessor all costs claims losses and other expenses whatsoever incurred paid or payable by the Lessor in connection with or consequent upon such destruction or damage to the demised premises and the reinstatement thereof and making good thereof or such part or portion of such costs claims losses and other expenses as shall be irrecoverable as aforesaid.

No alterations

(J)	(i)	Not to make any alterations or addition whatsoever in or to the demised premises or any part thereof or cut maim or injure any of the principal walls timbers or windows of the demised premises or otherwise injure the same without the Lessor’s consent (such consent not to be unreasonably withheld).

	(ii)	If at any time during the term hereby created the Lessor amends this Lease to permit the Lessee to make any alteration or addition to the demised premises then (whether the Deed amending the Lease expressly so provides or not) the Lessee will be deemed to have entered into a covenant as follows:

(a)	to complete the said alterations and works with all reasonable speed;

(b)	to do all things necessary and make all payments required for obtaining any consents that may be necessary from any local or public authority for the said alterations and works before beginning the same and to obtain such approvals of the works after the same shall have been completed;

(c)	to pay the Lessor’s and surveyor’s reasonable costs of and in connection with the approval of the said alterations.

No goods outside

(K)	Not without the consent in writing of the Lessor (such consent not to be unreasonably withheld)’ to exhibit place or affix any goods or other articles outside or to the exterior of the demised premises or exhibit or place any advertisement flag board bill or sign of any description outside or on the exterior of the demised premises or show any advertisement in the windows of the demised premises except advertisements as shall be reasonably required to indicate the nature or extent of the Lessees business carried on within which may be exhibited without consent but subject to complying with the regulations of the Perrywood Business Park in respect of any such advertisements or signs.

Alienation

(L)	(i)	Not to hold on trust for another (save pursuant to a transaction permitted by and effected in accordance with the provisions of this lease) part with the possession of the whole or any part of the Premises or permit another to occupy the whole or any part of the Premises.

	(ii)	Not to assign or charge part only of the Premises.

	(iii)	Subject to Clauses (L)(iv) and (L)(v) not to assign the whole of the Premises or underlet the whole or any part of the Premises without the prior consent of the Landlord such consent not to be unreasonably withheld.

	(iv)	If any of the following circumstances in this clause (which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(IA)) shall apply either at the date when application for the licence to assign is made or after that date but before such licence is given the Landlord may’ withhold licence of this assignment and if after such licence has been given but before completion of the assignment any such circumstances apply the Landlord may revoke such licence (whether such license is expressly subject to a condition as referred to in clause (L)(v)(d) or not):

(a)	any sum due from the Tenant under this Lease remains unpaid;

(b)	in the opinion of the Expert (as defined in Clause (L)(vi)(a) below) there are any material outstanding breaches of any covenant relating to the state and condition of the premises being either:

(i)	a Tenant’s covenant under this Lease;

(ii)	a personal covenant undertaken by the Tenant making the application for the licence to assign;

(c)	subject to clause (L)(iv)(d) below in the Landlord’s reasonable opinion the assignee is not a person who is likely to be able both to comply with the Tenant covenants of this Lease and to continue to be such a person following the assignment;

(d)

in the case of an assignment to a company which is in the-same group (within the meaning of the Landlord and Tenant Act 1954 Section 42) as the Tenant in the Landlord’s reasonable opinion the assignee is a person who is or may become less likely to be able to comply with the Tenant covenants of this Lease than the Tenant making the application for the Licence to assign (which likelihood is adjudged by reference in particular to the financial strength of the Tenant aggregated with that of any Guarantor for that Tenant or the value of any other security for the performance of the Tenant covenants when assessed at the date of the grant or assignment of the Lease to that Tenant);

(e)	the assignee or any Guarantor for the assignee (other than any Guarantor under an Authorised Guarantee Agreement) has the benefit of state or diplomatic immunity; and

(f)	the assignee is a corporation registered in (or otherwise is resident in) a jurisdiction in which the Order of a Court obtained in England and Wales will not necessarily be enforced without any consideration of the merits of the case.

(v)	The Landlord may impose any or all of the following conditions (which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(A)) on giving any licence for an assignment by the Tenant of the whole of the Premises and any such licence shall be treated as being subject to each of the following conditions:

(a)	upon or before any assignment and before giving occupation to the assignee the Tenant making the application for the licence to assign shall covenant by way of indemnity and guarantee with the Landlord in the terms of the Authorised Guarantee Agreement in the Fifth Schedule to this Lease;

(b)	if so reasonably required by the Landlord the assignee shall upon or before any assignment and before taking occupation obtain Guarantors reasonably acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord in the terms set out in the Fifth Schedule to this Lease or provide other acceptable security;

(c)	any condition requiring remedial works proposed by the Expert (as defined in clause (L)(vi) below) pursuant to clause (L)(vi)(i); and

(d)	the licence of the Landlord contains a condition that if at any time prior to the assignment the circumstances (or any of them) specified in clause (L)(iv) apply the Landlord may revoke the licence by written notice to the Tenant.

(vi)	In clauses (L)(iv)(b) and (L)(v)(c) the expert (the Expert”) means a qualified surveyor who:

(a)	has not less than 10 years experience of undertaking surveys and preparing Schedules Of Dilapidations for properties of a similar type age and construction of the Premises and in the locality;

(b)	is independent of the Landlord and the Tenant and the assignee;

(c)	shall be appointed by agreement between the Landlord and the Tenant or in the absence of agreement within 7 days shall be. nominated by the President for the time being of the Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant;

(d)	shall act as an expert;

(e)	The Expert shall inspect the Premises and shall invite written submissions from the Landlord and the Tenant;

(f)	the decision of the Expert shall be conclusive;

(g)	the fees and expenses of the Expert (including the costs of his appointment) shall be in his award or failing any express award shall be shared equally by the Landlord and the Tenant but the Landlord and the Tenant shall otherwise bear their own costs;

(h)	A breach of the repairing covenants hereunder is material if a prudent and well-funded willing lessee taking a Lease or an assignment of the Premises on the same terms as this Lease would be unlikely to permit the disrepair to continue;

(i)	In his award the Expert may specify work to remedy any material breach of covenant which the willing lessee referred to in clause (L)(vi)(h) would undertake and a period within which such work is to be undertaken and propose a condition for the purposes of the Landlord and Tenant Act 1927 Section 19(1A) that upon or before taking and assignment and before taking occupation the assignee shall covenant with the Landlord to undertake that work within that period;

(j)	If the Expert shall die or delay or become unwilling or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors shall in his absolute discretion think fit then on the application of either the Landlord or the Tenant the Expert shall be discharged and if the Landlord or the Tenant shall so require another expert shall be appointed in his place.

(vii)	Prior to any permitted assignment to procure that the assignee enters into direct covenants with the Landlord to perform and observe all the Tenant’s covenants and all other provisions during the residue of the Contractual Term.

(viii)	On a permitted assignment to a limited company and if the Landlord shall require so to procure that at least one director of the company or some other guarantor or guarantors acceptable to the Landlord enter into direct covenants with the Landlord in the form of the Guarantor’s covenants contained in this lease with “the Assignee” substituted for “the Tenant” or procure that other suitable security is profferred.

(ix)	That each and every permitted underlease shall be granted without any fine or premium at a rent not less than the then open market rental value of the Premises to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) prior to any such underlease. Such rent being payable in advance on the days on which Rent is payable under this Lease and shall contain (so far as is lawful at the time) provisions approved by the Landlord (such approval not to be unreasonably withheld or delayed).

(a)	for the upwards only review of the rent reserved by such underlease on the basis and on the dates on which the Rent is to be reviewed in this lease.

(b)	prohibiting the undertenant from doing or allowing any act or thing in relation to the underlet premises inconsistent with or in breach of the provisions of this lease.

(c)	for re-entry by the underlandlord on breach of any covenant by the undertenant.

(d)	imposing an absolute prohibition against all dispositions of or other dealings whatever with the Premises other than an assignment underletting or charge of the whole.

(e)	prohibiting any assignment or underletting of the whole without the prior consent of the Landlord under this lease such consent not to be unreasonably withheld or delayed

(f)	prohibiting the undertenant from permitting another to occupy the whole or any part of the Premises.

(g)	imposing in relation to any permitted assignment the same obligations for registration with the Landlord as are contained in this lease in relation to dispositions by the Tenant.

(x)	to enforce the performance and observance by every such undertenant of the provisions of the underlease and not at any time either expressly or by implication to waive any breach of the covenants or conditions on the part of any undertenant or assignee of any underlease not (without the consent of the Landlord such consent not to be unreasonably withheld or delayed) vary the terms of any permitted underlease.

(xi)	Not at any time during the term to underlet any part of the Premises (as distinct from the whole) without having obtained and produced to the Landlord before the grant of such underlease an order of the court authorising an agreement between the parties to such underlease excluding the operation of Sections 24 to 28 (inclusive) of the 1954 Act in relation to the tenancy created by such underlease.

(xii)	In relation to any permitted underlease:

(a)	to ensure that the rent is reviewed in accordance with the terms of the underlease.

(b)	not to agree the reviewed rent with the undertenant without the approval of the Landlord.

(c)	to incorporate as part of submissions or representations to a third party such submissions or representations as the Landlord shall reasonably require provided that such submissions are received by the Tenant in sufficient time for incorporation.

(d)	to give notice to the Landlord of the details of the determination of every rent review within 28 days of receipt of such determination provided that the Landlord’s approvals specified above shall not be unreasonably withheld or delayed.

(xiii)	Notwithstanding clause (L)(i) the Tenant may share the occupation of the whole or any part of the Premises with a company which is a member of the same group as the Tenant (within the meaning of Section 42 of the 1954 Act) for so long as both companies shall remain members of that group and otherwise than in a manner that transfers or creates a legal estate.

Production of Assignments

(M)	Within one month of the date thereof to produce to the Lessor’s Solicitors every assignment underlease or other disposition or dealing affecting the demised premises (including probates and Letters of Administration) and pay the Lessor’s’ Solicitors reasonable charge together with such value added tax as may be payable thereon for the registration of each document.

Advertisements

(N)	Not to affix to the demised premises erect thereon or otherwise exhibit thereon or on any part thereof or permit or suffer to be so affixed erected or exhibited any advertisement within the meaning of the Town and Country Planning (Control of Advertisements) Regulations 1969 or any regulations replacing or amending the same unless such advertisement is affixed erected or exhibited with the consent in writing of the competent authority and the consent in writing of the Lessor. Where such consents are given the Lessee shall at the Lessees own expense comply with all the conditions subject to which such consents or either of them are given and in all other respects comply with all other statutory requirements and conditions orders regulations bye laws and requirements of the competent authority If a competent authority or the Lessor lawfully requires the removal of any such advertisements whether or not the same was affixed erected or exhibited by the Lessee the Lessee shall remove the same and comply with all requirements of such authority and the lessor or either of them at the Lessees own expense and shall make good any damage resulting from such removal.

Yielding up

(O)	To yield up the demised premises with the Landlord’s fixtures thereto at the determination of the term hereby created in repair and condition in accordance with the covenants hereinbefore contained save any additions or equipment installed by the Lessee.

Planning Permissions

(P)	(i)	In all respects to perform and observe all the provisions and requirements of Planning Law which expression shall mean the Town and Country Planning Act 1971 (as amended) and all subsequent Town and Country Planning Acts or any statutory modification or re-enactment thereof and any regulation order direction or permission made or given thereunder or under any statutory modification or re-enactment thereof.

	(ii)	Not at any time during the said term without the previous consent in writing of the Lessor to erect or make or maintain or suffer to be erected made or maintained on the demised premises or any part thereof any building erection or improvement or make or suffer to be made any material change or addition whatsoever in or to the buildings erected or to be hereafter erected thereon or on any part thereof or in or to the use of the demised premises or any part thereof. Provided that if the Lessor shall in the Lessor’s absolute discretion give consent in writing for any building erection or improvement duly to apply to the local Planning Authority as defined by the planning Law for any necessary permission to erect make or maintain such building erection improvement material change or addition and also to make such application in the name or on behalf of the Lessor and all other persons (if any) for the time being interested in the demised premises and to give to the Lessor notice of such permission if granted within fourteen days of the receipt of the same from the said Planning Authority AND also at all times to indemnify and keep indemnified the Lessor and the Lessor’s estate and effects against all proceedings costs expenses claims and demands whatsoever in respect of the said application.

(iii)	And also within seven days of the receipt of notice of the same by him to give full particulars to the Lessor of any notice or proposal for a notice or order or proposal for an order made given or issued to the Lessee by the Planning Authority under or by virtue of the Planning law and if so required by the Lessor to produce such notice order or proposal for a notice or order to the Lessor and also without delay to take all reasonable or necessary steps to comply with any such notice or order and also at the request of the Lessor and at the cost of the Lessor to make or join with the Lessor in making such objection or objections or representation or representations against or in respect of any proposal for such notice or order as the Lessor in the Lessor’s absolute discretion shall deem expedient.

(iv)	Not to do or omit or suffer to be done omitted any act matter or thing in on or respecting the demised premises required to be omitted or done (as the case may be) by the Planning Law or which shall contravene the provisions thereof AND at all times hereafter to indemnify and keep indemnified the lessor against all actions proceedings costs expenses claims and demands in respect of any such act matter or thing contravening the said provisions of the Planning law.

(v)	To produce to the Lessor or the Lessor’s Surveyors upon demand all such evidence as the Lessor may require in order to be satisfied that the provisions of this covenant have been complied with

Section 146 Notices

(Q)	To pay all costs charges and expenses (including solicitors’ costs and surveyors’ fees) incurred by the Lessor in respect of:

(i)

for the purpose or in contemplation of or incidental to the preparation or service of a Notice under Section 146 or 147 of the Law of Property Act 1925 or any consolidating or re-enacting statute requiring the Lessee to remedy a breach of any of the covenants hereinbefore contained notwithstanding forfeiture for such breach shall be avoided otherwise than by relief granted by the Court and in connection with every application for any consent made under this Lease whether such consent is granted or not (unless held by Court Order to have been unreasonably withheld).

(ii)	In or incidental to the service of all notices and schedules relating to wants of repair of the Premise whether the same be served during or after the expiration or sooner determination of the term hereby granted (but relating in all cases to such wants of repair that accrued not later than the expiration or sooner determination of the said term as aforesaid.

(R)	To observe and perform the covenants set out in the 3rd Schedule to a Transfer dated the 21st December 1989 made between Perrywood Park Limited of the one part and the landlord of the other part referred to in entry No. 4 of the Charges Register of the Landlords Freehold Title to the Property Register at H.M. Land Registry under Title No. SY604180 so far as they relate to and affect the demised premises.

Proviso for re-entry

3.	(A)	PROVIDED that if the said yearly rent hereby reserved or any part thereof shall be in arrear for at least 14 days next after any of the days upon which the same ought to be paid as aforesaid whether the same shall have been legally demanded or not or if there shall be any breach or non-observance of any of the covenants by the Lessee hereinbefore contained or if the Lessee (not being a Company) shall become bankrupt or make any arrangement or composition with the Lessees creditors or (being a Company) a Receiver shall be appointed or the Company shall enter into liquidation whether compulsory or voluntary (except a voluntary liquidation of a solvent company for the purpose of reconstruction.) or if the Lessee shall enter into any arrangement or composition with the Lessees creditors or shall suffer any distress or execution to be levied on the Lessees goods then and in any such case the Lessor may at any time thereafter enter into and upon the demised premises or any part thereof in the name of the whole re-enter and the same have again repossess and enjoy as in the Lessor’s former estate.

Interest on rent in arrear

(B)

PROVIDED that if the said yearly rent hereby reserved or any part thereof shall be in arrears for at least 14 days next after any of the days upon which the same ought to be paid as aforesaid whether the same shall have been legally demanded or not the amount thereof or the balance for the time being unpaid shall (without prejudice to the Lessor’s right of re-entry hereinbefore contained or any other right or remedy of the Lessor) as from the expiration of the said period of 14 days and until such rents or other moneys as aforesaid or the balance thereof remaining unpaid shall have been paid bear and carry interest thereon (as well after as before any judgment) at the rate of four per cent per annum over the base; rate of the National Westminster Bank Plc (“the Interest Rate”) on the date when the rent became due an payable and the Lessee accordingly HEREBY COVENANTS with the Lessor that in such circumstances and during such period or periods as aforesaid that the Lessee will pay to the Lessor in addition to the said yearly rent or any other moneys as aforesaid or the balance for the time being unpaid interest thereon at the rate aforesaid.

Quiet enjoyment

4.	THE Lessor hereby covenants with the Lessee that the Lessee paying the rent hereby reserved and performing and observing the covenants and conditions herein contained and on the Lessees part to be performed and observed shall and may peaceably and quietly possess and enjoy the demised premises during the term hereby granted without any lawful interruption or disturbance by the Lessor or any person lawfully claiming through under or in trust for the Lessor.

Insurance

5.	(A)	IN this clause “Insured risks” means fire lightning explosion aircraft damage (including articles dropped from aircraft) riot civil commotion malicious persons hail earthquake storm tempest earth lowering landslip snow pressure avalanche and such other risks as the Lessor from time to time in their reasonable discretion think fit to ensure against and “the Insurance Rent” means the sums which the Lessor shall from time to time pay by way of premium for insuring the demised premises in accordance with their obligations in this Lease and for insuring in such amount and on such terms as shall be reasonable against all liability of the Lessor to third parties arising out of or in connection with any matter including or relating to the demised premises.

(B)	The Lessor covenants with the Lessee to insure the demised premises unless such insurance shall be vitiated by any act of the Lessee or by anyone at the demised premises expressly or by implication’ with the Lessee’s authority and under the Lessee’s control.

(C)	Insurance shall be effected:

(i)	in such insurance office or with such underwriters and through such agency as the Lessor may from time to time decide.

(ii)	for the following sums:

(a)	such sum as the Lessor shall from time to time reasonably be advised as being the full cost of rebuilding and reinstatement including architects’ surveyors’ and other professional fees payable upon any applications for planning permission or other permits or consents that may be required in relation to the rebuilding or reinstatement of the demised premises the cost of debris removal demolition site clearance any works that may be required by statute and incidental expenses and

(b)	the loss of rent payable under this Lease for 3 years or such longer period as the Lessor may from time to time reasonably or deem to be necessary for the purposes of the planning and carrying out the rebuilding or reinstatement.

(iii)	against damage or destruction by the Insured Risks to the extent that such insurance may ordinarily be arranged for properties such as the demised premises with an insurer of repute and subject to such excesses exclusions or limitations as the insurer may require.

(D)	The Lessee shall pay the Insurance Rent for the period from and including the date of commencement of the term hereby demised to the day before the next policy renewal date and subsequently the Lessee shall pay the Insurance Rent on demand and (if so demanded) in advance of the policy renewal date.

(E)	If and whenever during the term:

(i)	(a	)	the demised premises or any part of them are damaged or, destroyed by any of the insured risks except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the demised premises unless the Lessor has in fact insured against that risk so that the demised premises or any part of them are unfit for occupation or use and

	(b	)	payment of the insurance money is not refused in whole or in part by reason of any act or default of the lessee or anyone . at the demised premises expressly or by implication with the Lessee’s authority and under the Lessee’s control the provisions of clause 5(E)(ii) shall have effect.

(ii)	When the circumstances contemplated in clause 5(E)(i) arise the rent or a fair proportion of the rent according to the nature and the extent of the damage sustained shall cease to be payable until the demised premises or the affected part shall have been rebuilt or reinstated so that the demised premises or the affected part are made fit for occupation or use or until the expiration of 2 years from the destruction or damage whichever period is the shorter any dispute as to such proportion or the period during which the rent shall cease to be payable to be determined in accordance with the Arbitration Acts 1950 to 1979 by an arbitrator to be appointed by agreement between the parties or in default by the President for the time being of the Royal Institution of Chartered Surveyors upon the application of either party.

(F)	(i)	If and whenever during the term:

(a)	the demised premises or any part of them are damaged or destroyed by any of the insured risks except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the demised premises unless the Lessor has in fact insured against that risk and

(b)	the payment of the insurance money is not refused in whole or in part by reason of any act or default of the Lessee or anyone at the demised premises expressly or by implication with the Lessee’s authority and under the Lessee’s control the Lessor shall use their reasonable endeavours to obtain all planning permissions or other permits and consents that may be required under the Planning Acts or other statutes (if any) to enable the Lessor to rebuild and reinstate.

(ii)	Subject to the provisions of clauses 5(F)(iii) and (iv) the Lessor shall as soon as the permissions have been obtained or immediately where no permissions are required apply all money received in respect of such insurance (except sums in respect of loss of rent) in rebuilding or reinstating the demised premises so destroyed or damaged.

(iii)	For the purposes of this clause the expression ‘Supervening Events’ means

(a)	the Lessor has failed despite using their reasonable endeavours to obtain the Permissions.

(b)	any of the Permissions have been granted subject to a lawful condition with which in all the circumstances it would be unreasonable to expect the Lessor to comply.

(c)	some defect or deficiency in the site upon which the rebuilding or reinstatement is to take place would mean that the same could only be undertaken at a cost that would be unreasonable in all the circumstances.

(d)	the Lessor is unable to obtain access to the site for the purposes of rebuilding or reinstating.

(e)	the rebuilding or reinstating is prevented by war act of God Government action strike lock-out or.

(f)	any other circumstances beyond the control of the Lessor.

(iv)	The Lessor shall not be liable to rebuild or reinstate the demised premises if and for so long as such rebuilding or reinstating is prevented by Supervening Events.

(v)	If upon the expiry of a period of 2 years commencing on the date of the damage or destruction the demised premises have not been rebuilt or reinstated so as to be fit for the Lessee’s occupation and use either party may by notice served at any time within 6 months of the expiry of such period invoke the provisions of clause 5(F)(vi).

(vi)	Upon service of a notice in accordance with clause 5 (F) v):

(a)	the term will absolutely cease but without prejudice to any rights or remedies that may have accrued to either party against the other including (with prejudice to the generality of the above) any right that the Lessee might have against the Lessor for a breach of the Lessor’s covenants set out in clauses 5(F)(i) and (ii).

(b)	(b) all money received in respect of the insurance effected by the Lessor pursuant to this clause shall belong beneficially to the Lessor.

(G)	The Lessee covenants with the Lessor:

(i)	to comply with all the requirements of the insurers in so far as it is aware of such requirements.

(ii)	not to knowingly do or omit anything that could cause any policy of insurance on or in relation to the demised premises to become void or voidable wholly or in part not (unless the Lessee shall have previously notified the Lessor and have agreed to pay the increased premium) anything by which additional insurance premiums may become payable.

(iii)	to keep the demised premises supplied with such fire fighting equipment as the insurers and the fire authority may require and to maintain such equipment to their satisfaction and in efficient working order and at least once in every 6 months to cause any sprinkler system and other fire fighting equipment to be inspected by a competent person.

(iv)	not to obstruct the access to any fire equipment or the means of escape from the demised premises nor to lock any fire door while the demised premises are occupied.

(v)	to give notice to the Lessor immediately upon the happening of any event which might affect any insurance policy on or relating to the demised premises or upon the happening of any event against which the Lessor may have insured under this Lease.

(vi)	immediately to inform the Lessor in writing of any conviction judgement or finding of any court or tribunal relating to the Lessee (or any director other officer or major shareholder of the Lessee) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue any such insurance.

(vii)	if at any time the Lessee shall be entitled to the benefit of any insurance on the demised premises (which is not effected or maintained in pursuance of any obligation contained in this Lease) to apply all money received by virtue of such insurance in making good the loss or damage in respect of which such money shall have been received.

(viii)	if and whenever during the term the demised premises or any part of them are damaged or destroyed by an insured risk and the insurance money under the policy of insurance effected by the Lessor pursuant to their obligations contained in this Lease is by reason of any act or default of the Lessee or anyone at the demised premises expressly or by implication with the Lessee’s authority and under the Lessee’s control wholly or partially irrecoverable immediately in every such case (at the option of the Lessor) either:

(a)	to rebuild and reinstate at its own expense the demised premises or the part destroyed or damaged to the reasonable satisfaction and under the supervision of the Lessor’s surveyor the Lessee being allowed towards the expenses of so doing upon such rebuilding and reinstatement being completed the amount (if any) actually received in respect of such destruction or damage under any such insurance policy or

(b)	to pay to the Lessor on demand with interest the amount of such insurance money so irrecoverable in which event the provisions of clauses 5(E) and 5(F) shall apply.

(H)	The Lessor covenants with the Lessee in relation to the policy of insurance effected by the Lessor pursuant to its obligations contained in this Lease:

(i)	to produce to the Lessee on demand reasonable evidence of the terms of the policy and the fact that the last premium has been paid.

(ii)	to procure that the interest of the Lessee is noted or endorsed on the policy.

(iii)	to notify the Lessee of any material change in the risks covered by the policy from time to time.

Acceptance of rent no waiver

6.

NEITHER a demand for nor acceptance of or receipt for rent by the Lessor whether or not knowledge or notice has been received by the Lessor or the Lessor’s agents of any breach of any of the Lessees covenants hereunder shall be or operate as a waiver wholly or partially of any such breach but that any such breach shall for all the purposes of these presents be a continuing breach of covenant so long as such breach shall be subsisting and that no person taking any estate or interest under the Lessee shall be entitled to set up any such acceptance of or receipt for rent by the Lessor as a defence in any action or proceeding by the Lessor.

Service of notices

7.	ANY notice under this Lease shall be in writing Any notice to the Lessee shall be sufficiently served if left addressed to the Lessee at the demised premises or sent to the Lessee by post or left at the Lessees last known address in Great Britain and any notice to the Lessor shall be sufficiently served if delivered to the Lessor personally or sent to the lessor by post or left at the Lessor’s last known address in Great Britain.

8.	IN this Lease where the context so admits:

(A)	the terms “the Lessor” and “the Lessee” include where the context so admits their successor or successors in title.

(B)	the words importing the singular number only include the plural number and vice versa as and when the context and the circumstances permit.

(C)	where any covenant. included in this document falls to be complied with by two or more persons the covenant shall be deemed to be the responsibility of such persons jointly and severally.

9.	ALL sums payable under or in connection with this lease in respect of rent or any other monies payable or taxable supplies received by the Lessee shall be deemed to be exclusive of Value Added Tax (or any similar tax which shall replace Value Added Tax) which may be chargeable thereon (but without any obligation upon the Lessor to exercise any election to waive exemption in respect of such tax) and upon the production by the Lessor to the Lessee of an invoice appropriate to that tax the Lessee shall pay and indemnify the Lessor in respect of such tax in addition to those sums and the Lessor shall have the same remedies for non-payment of the tax as if the tax were part of the rent or other such moneys or supply.

10.	THE marginal notes are included to provide for easier reference but do not form part of this Lease.

11.	EXCLUSION OF 1954 ACT

The Landlord and Tenant acknowledge that:

(i)	the Landlord has served a Notice dated the 7th February 2005 on the Tenant as required by Section 38 a(3)(a) of the 1 54 Act and which applied to the tenancy created by this Lease.

(ii)

Timothy Fraser who is duly authorized by the Tenant to do so made a declaration dated 3rd March 2005 in accordance with the requirements of Section 38A(3)(b) of the 1954 Act a copy of which Declaration is annexed to this Lease.

(iii)	the parties agree that the provisions of Sections 24-28 of the 1954 Act are excluded in relation to the tenancy created by this Lease.

12.	VALUE ADDED TAX

All sums payable by the Tenant hereunder which are from time to time subject to Value Added Tax shall be considered to be tax exclusive sums and Value Added Tax at the appropriate rate from time to time shall be payable by the Tenant in addition thereto

13.	CERTIFICATES

This is a new lease for the purposes of the Landlord and Tenant Covenants Act 1995.

IN WITNESS whereof the parties hereto have executed this document as a Deed the day and year first before written.

THE SCHEDULE hereinbefore referred to

PART I

(The parties between whom this Lease is made)

1. RAFI (GB) LIMITED whose registered office is situate at I Perrywood Business Park Honeycrock Lane Salfords Redhill Surrey RHI 5JP (who in this Lease are called “the Lessor”).

2. MONOTYPE IMAGING LIMITED (whose registered office is at Unit 2 Perrywood Business Park Salfords Redhill Surrey RHI 5DZ (who in this Lease are called “the Lessee”).

PART II

(the demised premises)

ALL THAT piece or parcel of land situate at Unit 2 Perrywood Business Park .Salfords Redhill Surrey together with the premises erected thereon and known as Unit 2 Perrywood Business Park aforesaid as shown edged red on the annexed plan together with (so far as the Lessor can legally grant the same) The benefit of the rights granted to the Lessor in the First Schedule to a Transfer dated 21.12.89 and made between Perrywood Park Limited of the one part and the Lessor of the other part referred to in the Property Register of the Lessor’s freehold title registered at H.M. Land Registry under Title Number SY604180 and Except and Reserving unto the Lessor all rights easements quasi easements and privileges and quasi privileges now belonging to and enjoyed by (in the case of the grant thereof) the Lessee or (in the case of the exception and reservation) any adjoining or neighbouring property buildings or erections or would so belong or be enjoyed if such adjoining or neighbouring property buildings or erections and the demised premises were in separate ownership TOGETHER ALSO with the right of support and protection for the benefit of the disused premises as is now enjoyed from all other parts of the Lessor’s adjoining properties.

PART III

(the term for and rent at which the property is leased)

The yearly rent of £60,000 (sixty thousand pounds) per annum. The term of 3 years from April 7th, 2005.

PART IV

(use to which the premises may be put)

Not to use the demised premises except for any purpose or purposes under Class B.I. of the Town & Country Planning (Use Classes) Order 1987 as amend.

PART V

Authorised Guarantee Agreement

“THIS GUARANTEE is made the ________ day of __________________ BETWEEN (1) ________________________ (“the Guarantor”) and (2) _____________________ (“the Landlord”).

NOW IT IS AGREED AS FOLLOWS:

1. Definitions and interpretation.

In this Guarantee the following expressions shall (where the context permits) have the following meanings respectively:

1.1 the “Assignee” means [insert name].

1.2 the “Lease” means the [insert full description of Lease including all parties and whether it is as varied).

1.3 the “Premises” means the premises demised by the Lease.

1.4 the “Liability Period” means the period during which the Assignee is bound by the Tenant covenants of the Lease.

1.5 the expressions “Authorised Guarantee Agreement” and “Tenant covenants” shall have the same meaning in this Guarantee as in the Landlord and Tenant (Covenants) Act 1995 Section 28(1).

2. Recitals

2.1 By clause 5.9.3 of the Lease the Landlord’s consent is required to the assignment of the Lease.

2.2 The Landlord has agreed to give consent to the assignment to the Assignee on condition that the Guarantor enters into this Guarantee.

2.3 This Guarantee takes effect only when the Lease is assigned to the Assignee.

3. In consideration of the Landlord’s consent to the assignment the Guarantor covenants with the Landlord and without the need for any express assignment with all [its] successors in title that:

3.1 To pay observe and perform

The Assignee shall punctually pay the rents and observe and perform the covenants and other terms of the Lease throughout the Liability Period and if at any time during the Liability Period the Assignee shall make any default in payment of the rents or in observing or performing any of the covenants or other terms of the Lease the Guarantor will pay the rents and observe or perform the covenant or terms in respect of which the Assignee shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of such non-payment non-performance or non-observance notwithstanding:

3.1.1 any time or indulgence granted by the Landlord to the Assignee or any negligence or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease or any refusal by the Landlord to accept rents tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under the Law of Property Act 1925 Section 146 have been entitled) to re-enter the Premises.

3.1.2 that the terms of the Lease may have been varied by agreement between the parties (but so that the Landlord shall notify the Guarantor of any such proposed variations including any rent review).

3.1.3 that the Assignee shall have surrendered part of the Premises in which event the liability of the Guarantor under the Lease shall continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act Section 140.

3.1.4 any other act or thing by which but for this provision the Guarantor would have been released.

3.2 To take the Lease following disclaimer

If during the Liability Period the Assignee (being an individual) shall become bankrupt or (being a company) shall enter into liquidation and the Trustee in Bankruptcy or Liquidator shall disclaim the Lease or if the Tenant (being a company) shall be dissolved and the Crown shall disclaim the Lease, or if the Lease shall be forfeited under the provisions in that behalf therein contained the Guarantor shall if the Landlord shall by notice within 3 months after such disclaimer or forfeiture so require take from the Landlord a Lease of the Premises for the residue of the contractual term of the Lease which would have remained had there been no disclaimer at the rent then being paid under the Lease and subject to the same covenants and terms as in the Lease (except that the Guarantor shall not be required to procure that any other person is made a party to that Lease as Guarantor) such new Lease to take effect from the date of such disclaimer and in such case the Guarantor shall pay the costs of such new Lease and execute and deliver to the Landlord a counterpart of it.

3.3 To make payments following disclaimer

If during the Liability Period the Lease shall be disclaimed and for any reason the Landlord does not require the Guarantor to accept a new Lease of the Premises in accordance with clause 3.2 above the Guarantor shall pay to the Landlord on demand an amount equal to the rents for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

3.3.1 the date 3 months after such disclaimer and

3.3.2 the date (if any) upon which the Premises are re-let.

IN WITNESS whereof the parties hereto have set their hands the day and year first before written.

EXECUTED as a DEED by                 )

RAFI (GB) LTD.                                  )

acting by:                                               )

Signature	/s/ Brian Blunden
Director
Name: Brian Blunden

Signature	/s/ Gerhard Schenk
Director/Secretary
Name: Gerhard Schenk

EXECUTED as a DEED by                 )

MONOTYPE IMAGING LTD.           )

acting by:                                               )

Signature	/s/ Timothy Fraser
Director
Name: Timothy Fraser

Signature
Director/Secretary
Name: